Exhibit 10.6

NON-QUALIFIED STOCK OPTION GRANT NOTICE

Pursuant to the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the employee listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), set forth below (the “Shares”) at the price set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth in this Non-Qualified Stock Option Grant Notice (this “Grant Notice”), in the Terms and Conditions attached hereto as Exhibit A (the “Terms”), in the Country-Specific Terms, if any, for Participant’s country attached hereto as Exhibit D (the “Country-Specific Terms”), in the Sub-Plan, if any, for Participant’s country attached hereto as Exhibit E (the “Sub-Plan”), and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice.

Participant:

Grant ID:

Grant Date:

Exercise Price per Share:	US$

Total Number of Shares Subject to the Option:	shares

Expiration Date:

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	Subject to the terms and conditions of the Plan, this Grant Notice, the Terms, the Country-Specific Terms and the Sub-Plan, as applicable, the Option shall vest and become exercisable as follows:

[To be specified in individual agreements]

Except as provided in Sections 3.2 or 3.5 of the Terms, in the Country-Specific Terms or in the Sub-Plan, if applicable, as otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant, in no event shall the Option vest and become exercisable for any additional shares of Stock following Participant’s Termination of Employment (as defined in the Terms).

All decisions and interpretations of the Administrator arising under the Plan, this Grant Notice, the Terms, the Country-Specific Terms or the Sub-Plan, if applicable, or relating to the Option shall be binding, conclusive and final.

ALLERGAN, INC.

By:
Print Name:
Title:
Address:	2525 Dupont Drive
Irvine, California 92612

Attachments:	Terms and Conditions (Exhibit A)
Allergan, Inc. 2011 Incentive Award Plan (Exhibit B)
Allergan, Inc. 2011 Incentive Award Plan Prospectus (Exhibit C)
Country-Specific Terms (Exhibit D)
Sub-Plan (Exhibit E)

EXHIBIT A TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

TERMS AND CONDITIONS

May 2011

Pursuant to the Non-qualified Stock Option Grant Notice (the “Grant Notice”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Notice an option under the Allergan, Inc. 2011 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), indicated in the Grant Notice, subject to the terms and conditions of the Grant Notice, the Terms, the Plan, the Country-Specific Terms, if any, for Participant’s country, attached hereto as Exhibit D (the “Country-Specific Terms”), and the Sub-Plan, if any, for Participant’s country, attached hereto as Exhibit E (the “Sub-Plan”). Any reference herein to the Terms shall include the Country-Specific Terms and any reference to the Plan shall include the Sub-Plan, as applicable.

I.	GENERAL

1.1. Defined Terms. Wherever the following terms are used herein they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.

“Cause” means, (i) with respect to any Participant who is a party to a change-in-control agreement with the Company or who participates in a Company sponsored change-in-control policy, plan or program, the definition given to such term in the applicable agreement, policy, plan or program (provided that such definition shall not apply for purposes of Section 3.4 of the Terms) and (ii) in all other cases, any conduct set forth on the Grant Date in the Company’s employee handbook or Management Practices and Guidelines (or any successor thereto) justifying immediate termination without the benefit of a counseling review or severance pay.

“Job Elimination” means Participant’s Termination of Employment by the Company or any Subsidiary, other than a Qualifying Termination, under circumstances satisfying each of the following conditions, as determined in the sole and absolute discretion of the Company: (i) Participant’s Termination of Employment results in or is part of a net headcount reduction of one or more employees, (ii) Participant is not offered a comparable position with the Company, a Subsidiary or a successor entity of the Company or a Subsidiary and (iii) the Company provides written notice to Participant prior to his or her Termination of Employment that it has determined Participant’s Termination of Employment is a “job elimination.”

“Qualifying Termination” means Participant’s Termination of Employment with the Company or any Subsidiary during the 24-month period commencing on the date of a Change in Control, unless:

(i) Participant voluntarily terminates his or her employment with the Company or any Subsidiary during such period. Participant, however, shall not be considered to have voluntarily terminated his or her employment with the Company or any Subsidiary if one or more of the following occurs following the Change in Control, and subsequent to such event Participant elects to terminate his or her employment with the Company or any Subsidiary: (A) a material diminution in Participant’s base compensation; (B) a material diminution in Participant’s position with the Company or any Subsidiary without Participant’s consent such that there is a material diminution in Participant’s authority, duties or responsibilities; (C) a change in

Participant’s principal location of employment that is both material and greater than fifty (50) miles from its location prior to the Change in Control without Participant’s express written consent; provided, however, that Participant hereby acknowledges that Participant may be required to engage in travel in connection with the performance of Participant’s duties and that such travel shall not constitute a change in Participant’s principal location of employment for purposes hereof; or (D) any other action or inaction that constitutes a material breach by the Company or any Subsidiary of any agreement under which Participant provides services. Notwithstanding the foregoing, Participant’s termination of his or her employment with the Company or any Subsidiary as a result of the occurrence of any of the foregoing shall not constitute a “Qualifying Termination” unless Participant gives the Company written notice of such occurrence within ninety (90) days of such occurrence and such occurrence is not cured by the Company within thirty (30) days of the date on which such written notice is received by the Company.

(ii) The termination is on account of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)).

(iii) Participant is involuntarily terminated for Cause during such period.

In addition, notwithstanding anything contained in the Terms to the contrary, if Participant’s Termination of Employment occurs prior to a Change in Control and it is determined that such termination (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of the Terms, the date of a Change in Control with respect to Participant shall mean the date immediately prior to the date of Participant’s Termination of Employment.

“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Participant’s Termination of Employment, including, without limitation, when Participant is no longer actively employed for purposes of Section 5.3(k) of the Terms and the question of whether such Termination of Employment resulted from a discharge for Cause, a Qualifying Termination or a Job Elimination. For purposes of the Terms, Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

“written agreement” shall mean any written agreement between the Company and Participant or any written policy approved by the Administrator that applies to Participant.

1.2. Incorporation of Terms of Plan. The Option is also subject to the terms and conditions of the Plan, which are incorporated herein by reference.

II.	GRANT OF OPTION

2.1. Grant of Option. Effective as of the grant date specified on the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant an option (the “Option”) to purchase any part or all of the Shares specified on the Grant Notice, subject to the terms and conditions set forth in the Plan and the Terms.

2.2. Exercise Price. The exercise price payable for the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge. In addition to the exercise price, Participant shall be responsible for any Tax-Related Items, as defined in Section 4.5(a) of the Terms.

III.	PERIOD OF EXERCISABILITY

3.1. Commencement of Exercisability.

(a) Subject to Sections 3.3 and 3.4, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice and Sections 3.2 and 3.5, or at such earlier times as are set forth in a written agreement between the Company and Participant.

(b) Except as provided in Sections 3.2 and 3.5, in the Country-Specific Terms or the Sub-Plan, as applicable, as otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant, the unvested and unexercisable portion of the Option shall terminate immediately upon Participant’s Termination of Employment.

3.2. Acceleration of Vesting and Exercisability. Notwithstanding anything to the contrary in Section 3.1 or the Grant Notice, the Option shall become fully vested and exercisable on an accelerated basis under the following circumstances:

(a) if Participant’s Termination of Employment occurs by reason of Participant’s Job Elimination and Participant executes and delivers, and does not revoke, a general waiver and release of all claims against the Company and its Subsidiaries and the employees, directors, agents and affiliates of the Company and its Subsidiaries, in a form acceptable to the Company in its sole and absolute discretion, then the Option shall become fully vested and exercisable upon the date such general waiver and release of all claims becomes effective and irrevocable; provided, that such general waiver and release of all claims becomes effective and irrevocable prior to the expiration of the Option pursuant to Section 3.4 or such earlier date as may be specified by the Company; and

(b) if Participant’s Termination of Employment occurs by reason of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), then the Option shall become fully vested and exercisable immediately prior to Participant’s Termination of Employment.

3.3. Duration of Exercisability. The Option shall become vested and exercisable for the shares of Stock in one or more installments as specified in Section 3.1, subject to acceleration as provided in Section 3.2 or Section 3.5, the Country-Specific Terms or the Sub-Plan, as applicable, or pursuant to the Plan, or any other written agreement between the Company and Participant. Each such installment that becomes vested and exercisable shall remain vested and exercisable until it becomes unexercisable under Section 3.4 or Section 3.5, as applicable.

3.4. Expiration of Option. Subject to the Country-Specific Terms or the Sub-Plan, as applicable, the Option shall terminate and shall not be exercised after the first to occur of the following events:

(a) the expiration of ten years from the Grant Date;

(b) except as otherwise provided in a written agreement between Participant and the Company, the expiration of three months following the date of Participant’s Termination of Employment, unless such Termination of Employment occurs by reason of Participant’s death, permanent and total disability (within the meaning of Code Section 22(e)(3)) or discharge for Cause or occurs on or after Participant’s Normal Retirement Eligibility Date;

(c) except as otherwise provided in a written agreement between Participant and the Company, the expiration of thirty-six months (or such shorter period of not less than three months as may be specified by the Administrator) following the date of Participant’s Termination of Employment on or after Participant’s Normal Retirement Eligibility Date, unless such Termination of Employment occurs by reason of Participant’s discharge for Cause;

(d) except as otherwise provided in a written agreement between Participant and the Company, the expiration of twelve months following the date of Participant’s Termination of Employment by reason of Participant’s death or permanent and total disability (within the meaning of Code Section 22(e)(3)), unless such Termination of Employment occurs on or after Participant’s Normal Retirement Eligibility Date; or

(e) except as otherwise provided in a written agreement between Participant and the Company, the date of Participant’s Termination of Employment by the Company or any Subsidiary by reason of Participant’s discharge for Cause.

Notwithstanding Section 3.4(c) above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development that results in the favorable treatment that applies to the Option pursuant to Section 3.4(c) above being deemed unlawful and/or discriminatory, the Option will remain outstanding and exercisable for the maximum period permitted by applicable law, but in any event shall terminate and cease to be exercisable after the expiration of thirty-six months (or such shorter period of not less than three months as may be specified by the Administrator) following the date of Participant’s Termination of Employment on or after Participant’s Normal Retirement Eligibility Date, unless such Termination of Employment occurs by reason of Participant’s discharge for Cause.

3.5. Effect of Change in Control. Notwithstanding anything to the contrary in Sections 3.1 through 3.4 or the Grant Notice, in the event of a Change in Control, the following provisions shall apply:

(a) If (i) the successor or surviving entity (or any affiliate thereto) assumes the Option (or permits the Option to remain outstanding) or replaces the Option with an option to acquire stock in such successor or surviving entity (or any affiliate thereto) (any such replacement award, a “Substitute Award”) and (ii) any assumption or replacement described in (i) satisfies the requirements set forth in U.S. Treasury Regulation section 1.409A-1(b)(5)(v)(D), the Option or Substitute Award shall remain outstanding and be governed by their respective terms and the provisions set forth in the Plan, subject to Section 3.5(c).

(b) If the successor or surviving entity (or any affiliate thereto) does not assume or replace the Option (or permit the Option to remain outstanding) as provided in Section 3.5(a), the Option shall become fully vested and exercisable immediately prior to the occurrence of such Change in Control and shall remain outstanding until the Change in Control, subject to the Administrator’s discretion to take any action with respect to the Option permitted under Section 14.2 of the Plan.

(c) If the successor or surviving entity (or any affiliate thereto) assumes or replaces the Option (or permits the Option to remain outstanding) as provided in Section 3.5(a) and Participant experiences a Qualifying Termination, the Option or Substitute Award, as applicable, shall become fully vested and exercisable immediately prior to the date of such termination and shall remain outstanding and exercisable until the date set forth in Section 3.4(a). For the avoidance of doubt, if Participant incurs a Termination of Employment for any reason other than a Qualifying Termination during the 24-month period commencing on the date of a Change in Control, Sections 3.1 through 3.4 shall continue to apply with respect to the Option without regard to the Change in Control.

IV.	EXERCISE OF OPTION

4.1. Person Eligible to Exercise. Except as provided in Sections 5.2(b), during Participant’s lifetime, only Participant may exercise the Option or any portion thereof. After Participant’s death, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.4 or Section 3.5 (as applicable), be exercised by Participant’s personal representative or by any person empowered to do so under Participant’s will or under the then applicable laws of descent and distribution.

4.2. Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.4 or Section 3.5, as applicable.

4.3. Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.4 or Section 3.5, as applicable:

(a) An exercise notice in a form specified by the Administrator, stating that Participant is electing to exercise the Option or a portion thereof, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including full payment of all applicable Tax-Related Items (as defined in Section 4.5(a)), which may be in one or more of the forms of consideration permitted under Section 4.4; and

(c) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4. Method of Payment. Payment of the exercise price and any Tax-Related Items shall be by any of the following, or a combination thereof, at Participant’s election:

(a) cash;

(b) check;

(c) to the extent permitted under applicable laws, delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price and any Tax-Related Items (as defined in

Section 4.5(a)); provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) if Participant resides in the U.S.: through the delivery of shares of Stock which have been owned by Participant for such period of time as may be necessary to avoid adverse accounting consequences, duly endorsed for transfer to the Company with a Fair Market Value on the date of exercise equal to the aggregate exercise price and any Tax Related Items (as defined in Section 4.5(a)) of the Option or exercised portion thereof;

(e) to the extent permitted by the Administrator, through the delivery of other lawful consideration; or

(f) any combination of the foregoing.

4.5. Taxes.

(a) Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Stock purchased pursuant to such exercise, and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of shares of Stock purchased upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(iii) withholding in shares of Stock to be issued upon exercise of the Option.

(c) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the exercised Option, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

(d) Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

4.6. Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state, federal, foreign or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state, federal, foreign or local governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such shares, which may be in one or more of the forms of consideration permitted under Section 4.4 as well as the payment of any Tax-Related Items pursuant to Section 4.5; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.7. Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 14.2 of the Plan.

V.	OTHER PROVISIONS

5.1. Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms or the Option. In its sole and absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and the Terms, subject to Section 13.2 of the Plan.

5.2. Limited Transferability.

(a) Subject to Section 5.2(b), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Option nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Notwithstanding any other provision of the Terms, if Participant resides in the U.S. and the Administrator consents, Participant may transfer the Option to one or more “Permitted Transferees” (as defined in the Plan), subject to the following terms and conditions:

(i) the Option shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;

(ii) the Option shall continue to be subject to all the terms and conditions of the Plan and the Terms, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Option); and

(iii) Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws, and (C) evidence the transfer.

Unless transferred to a Permitted Transferee in accordance with Section 5.2(b), during the lifetime of Participant, only Participant may exercise the Option or any portion thereof. Subject to such conditions and procedures as the Administrator may require, a Permitted Transferee may exercise the Option or any portion thereof during Participant’s lifetime. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.4 or Section 3.5, as applicable, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

5.3. Nature of Grant. In accepting the grant of the Option, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Administrator;

(d) Participant is voluntarily participating in the Plan;

(e) the Option and the shares of Stock subject to the Option are not intended to replace any pension rights;

(f) nothing in the Plan or the Terms shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate Participant’s services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant;

(g) if Participant exercises the Option and obtains shares of Stock, the value of those shares purchased upon exercise may increase or decrease in value, even below the exercise price;

(h) if the underlying shares of Stock do not increase in value, the Option will have no intrinsic value;

(i) the future value of the underlying shares of Stock is unknown and cannot be predicted;

(j) no claim or entitlement to compensation or damages shall arise from termination of the Option resulting from Participant’s Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and as a condition to receiving the Option grant, Participant irrevocably agrees (i) never to institute any claim against the Company or the Employer in the event of any such termination of the Option, (ii) to waive his or her ability, if any, to bring any such claim, and (iii) to release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k) except as provided otherwise in Section 3.2 or 3.5, in the event of Participant’s Termination of Employment (whether or not in breach of local labor laws), Participant’s right to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed; furthermore, in the event of Participant’s Termination of Employment (whether or not in breach of local labor laws), Participant’s right to exercise the Option after Termination of Employment, if any, will be measured by the date of termination of active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option grant;

(l) if Participant resides outside of the U.S., the following additional provisions shall apply:

(i) the Option and the shares of Stock subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any; and

(ii) except as explicitly provided pursuant to the terms of a written benefit plan maintained by the Company or a Subsidiary, the Option and the shares of Stock subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary.

5.4. Data Privacy. This Section 5.4 applies to Participant only if Participant resides outside of the U.S. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in these Terms and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of the Option or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to Charles Schwab & Co., Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, Charles Schwab & Co., Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

5.5. Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Terms.

5.6. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail

(return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the local postal service, addressed as follows:

If to the Company:	Allergan, Inc. Attention: General Counsel 2525 Dupont Drive Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.

By a notice given pursuant to this Section 5.6, either party may thereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise the Option pursuant to Section 4.1 by written notice under this Section 5.6.

5.7. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.

5.8. Governing Law; Venue. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Terms, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the U.S. federal courts for the Central District of California, and no other courts, where this grant is made and/or to be performed.

5.9. Severability. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.10. Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state, foreign or local securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11. Amendments. Except as explicitly prohibited by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment or modification of the Terms shall adversely affect the Option in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant or such other person as may be permitted to exercise the Option pursuant to Section 4.1.

5.12. Successors and Assigns. The Company may assign any of its rights with respect to the Option to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

5.13. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

5.15. Language. If Participant has received these Terms or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

5.17. Country-Specific Terms and Sub-Plans. Notwithstanding anything to the contrary herein, the Option grant shall be subject to the Country-Specific Terms and the Sub-Plans, if any, attached hereto as Exhibit D and Exhibit E for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of these Terms and are incorporated herein by reference.

5.18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.19. Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).

5.20. Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

EXHIBIT B TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN

EXHIBIT C TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN PROSPECTUS

EXHIBIT D TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

COUNTRY-SPECIFIC TERMS

FOR PARTICIPANTS OUTSIDE THE U.S.

EXHIBIT E TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN SUB-PLAN